UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): January 23, 2009

GENESIS PHARMACEUTICALS ENTERPRISES, INC.
(Exact name of registrant as specified in charter)

Florida
(State or other jurisdiction of incorporation)

333-86347	65-1130026
(Commission File Number)	(IRS Employer Identification No.)

Middle Section, Longmao Street, Area A, Laiyang Waixiangxing Industrial Park
Laiyang City, Yantai, Shandong Province, People’s Republic of China 265200

(Address of principal executive offices and zip code)

(0086)535-7282997

(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 23, 2009, Laiyang Jiangbo Pharmaceutical Co., Ltd. (“Laiyang Jiangbo”), a limited liability company organized under the laws of the PRC and a wholly owned subsidiary of Genesis Pharmaceuticals Enterprises, Inc. (the “Company”) entered into an Assets Transfer Contract (the “Contract”) with Shandong Traditional Chinese Medicine College (“Medicine College”) and Shandong Hongrui Pharmaceutical Factory, a wholly owned subsidiary of Medicine College (“Shandong Hongrui”), pursuant to which Laiyang Jiangbo will purchase the majority of the assets owned by Hongrui, including all tangible assets, including without limitation, all manufacturing and office buildings, land, equipment and inventories and all rights to manufacture and distribute Hongrui’s 22 Traditional Chinese Medicines (“TCM”), for an aggregate purchase price of RMB110million (approximately $16.1million) consisting of RMB66 million in cash (approximately $9.6 million) and 643,651 shares of the Company’s common stock. Because the current fair market value share price of the Company’s common stock is approximately $2.6 million, the Company has valued the transaction at approximately $12.2 million. A copy of the Contract is attached hereto as Exhibit 10.1. The description of this Contract contained in this Current Report on the Form 8-K is qualified in its entirety by reference to Exhibit 10.1. A copy of the press release is attached hereto as Exhibit 99.1.

The purchase will be consummated in stages following the receipt by the parties of all required regulatory approvals including the approval of the Shandong Province Food and Drug Administration (“SFDA”) and the approval of the Shandong State Owned Assets Administration Department (“SSOAAD”). As of January 23, 2009, this transaction had been approved by the SSOAAD and certain assets were transferred to Laiyang Jiangbo. Pursuant to the terms of the Contract, the purchase consideration will be paid  to Medicine College as follows. RMB20 million (approximately US$2.9 million) of the purchase price will be paid to Medicine College in cash within one month of the initial transfer of assets to Laiyang Jiangbo (by February 23, 2009). Another RMB46 million (approximately $6.7 million) of the purchase price will be paid to Medicine College in cash once the SFDA transfers the owner registration of Hongrui’s 22 TCM products from Hongrui to Laiyang Jiangbo. The Contract provides that in the event that the SFDA does not approve the transfer of the ownership of Hongrui’s 22 TCM products from Hongrui to Laiyang Jiangbo that Laiyang Jiangbo may cancel the Contract and rescind any transfers and payments previously consummated or made. The remaining RMB44 million of the purchase price will be paid to Medicine College in the form of 643,651 newly issued shares of the Company’s common stock within one year of the date of the execution of the Contract.

Hongrui was founded in 1971 as an affiliate of Medicine College. It has a 33,350 square meter production and distribution facility located in the eastern part of Laiyang city which includes a 5,330 square meter plant and a 1,880 square meter warehouse. Hongrui has approximately 120 employees. Hongrui produces a number of traditional Chinese medicines in tablet, capsule, syrup, pill and cream form which are widely used to cure gynecologic diseases, fever, cold and cough, pediatric diseases, and for daily health care. Hongrui also developed a drug used to treat bone and bone marrow inflammations for which it owns the intellectual property rights and is the exclusive manufacturer in China.

The purchase price for Hongrui was established through an independent appraiser firm, Yantai Huada Certified Public Accountants, Ltd., in China.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 23, 2009, pursuant to the Contract, Laiyang Jiangbo consummated the purchase of the majority of the assets owned by Hongrui, including without limitation, all manufacturing and office buildings, land, equipment and inventories and all rights to manufacture and distribute Hongrui’s TCMs . The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in its entirety.

Item 3.02. Unregistered Sales of Equity Securities.

The information pertaining to the Company’s shares of common stock in Item 1.01 is incorporated herein by reference in its entirety. The shares of the Company’s common stock issuable to Medicine College under the Contract will not be registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitution an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description

10.1
Unofficial Summary Translation of the Assets Transfer Contract dated as of January 23, 2009 by and among Laiyang Jiangbo Pharmaceutical Co., Ltd., Shandong Traditional Chinese Medicine College and Shandong Hongrui Pharmaceutical Factory, a wholly owned subsidiary of Medicine College ..

99.1	Press Release dated January 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS PHARMACEUTICALS ENTERPRISES, INC. By: /s/ Cao Wubo Name: Cao Wubo Title: Chief Executive officer

Dated: January 29, 2009